UNISYS CORPORATION
2019 Long-Term Incentive and Equity Compensation Plan
Restricted Stock Unit Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Grantee within thirty (30) days of receipt. In the event that this Agreement is not accepted electronically by Grantee within this time period, Grantee shall be deemed to have rejected the Award.

1.Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation (the “Company”), hereby grants to the grantee named below (“Grantee”) an award (the “Award”) of restricted stock units in accordance with Section 8 of the Plan. Each restricted stock unit (hereinafter referred to as a “Restricted Stock Unit” or “Unit”) represents an obligation of the Company to pay to Grantee one share of the Common Stock, par value $0.01 per share, of the Company (the “Stock”) on (i) the third anniversary of the Date of Grant or (ii) such earlier date as payment may be due under this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (collectively, the “Addendum”), the “Agreement”), provided that the conditions precedent to such payment have been satisfied and provided that no termination of employment or service has occurred prior to the Vesting Date (unless otherwise provided in the Plan or this Agreement).

Grantee:	#ParticipantName#

Total Number of Stock Units Awarded:	#QuantityGranted#

Date of Grant:	#GrantDate#

Vesting Event/Settlement Schedule:	The Vesting Event/Settlement Schedule is set forth in Appendix A to this Agreement
Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan.
The terms of the Award are as follows:
2.Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. All notices to the Company shall be addressed to the Company as indicated in Section 26 of the Plan. Notices to Grantee shall be addressed and delivered as provided in Section 26 of the Plan. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Grantee at his or her last designated address shall be effective to bind Grantee and any other person who acquires rights or a claim thereto under this Agreement.
3.Grantee’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.
4.Except as otherwise provided under the terms of the Plan or this Agreement, including in paragraphs 5, 6, 7 and 8 of this Agreement, all Restricted Stock Units awarded under this Agreement will be forfeited and all rights of

Grantee with respect to such Units will terminate without any payment by the Company upon termination of employment or service by Grantee or by the Employer prior to the Vesting Date.
For purposes of this Award, termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any) is deemed to occur effective as of the date that Grantee is no longer actively employed or providing services to the Employer and will not be extended by any notice period (e.g., Grantee’s period of employment or service with the Employer or any other subsidiary would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any). The Company shall have the sole discretion to determine when Grantee is no longer actively employed or providing services to the Employer for purposes of the Award (including whether Grantee may still be considered to be providing such services while on a leave of absence).
5.In the event of Grantee’s termination of employment or service due to Grantee’s death prior to the earlier of a Change in Control or the Vesting Date, a pro rata portion of the Total Number of Stock Units Awarded will become vested, with such pro-ration determined by multiplying the Total Number of Stock Units Awarded, by a fraction, the numerator of which is the number of months that the Grantee was employed by or providing service to the Employer from the Date of Grant to the month in which the termination of employment or service occurs (employment on the first day of the month counts as a full month) and the denominator of which is 36, rounded up to the next Restricted Stock Unit. The Restricted Stock Units that become vested pursuant to this paragraph 5 shall be converted into shares of Stock at such time as provided in paragraph 9 and Appendix A.
6.In the event of Grantee’s termination of employment or service by the Employer due to Disability (as defined in Appendix B to this Agreement) prior to the earlier of a Change in Control or the Vesting Date, a pro rata portion of the Total Number of Stock Units Awarded will become vested, with such pro-ration determined by multiplying the Total Number of Stock Units Awarded, by a fraction, the numerator of which is the number of months that the Grantee was employed by or providing service to the Employer from the Date of Grant to the month in which the termination of employment or service occurs (employment on the first day of the month counts as a full month) and the denominator of which is 36, rounded up to the next Restricted Stock Unit. The Restricted Stock Units that become vested pursuant to this paragraph 6 shall be converted into shares of Stock at such time as provided in paragraph 9 and Appendix A. Notwithstanding any other provision of the Plan or this Agreement to the contrary, including Section 28(t) of the Plan, “Disability” shall be defined pursuant to Title 42 USC § 12102, as provided in Appendix B to this Agreement.
7.In the event of Grantee’s termination of employment or service prior to the date of a Change in Control or the Vesting Date either (i) involuntarily by the Employer other than for Cause, or (ii) by Grantee for Good Reason, a pro rata portion of the Total Number of Stock Units Awarded will become vested, with such pro-ration determined by multiplying the Total Number of Stock Units Awarded, by a fraction, the numerator of which is the number of months that the Grantee was employed by or providing service to the Employer from the Date of Grant to the month in which the termination of employment or service occurs (employment on the first day of the month counts as a full month) and the denominator of which is 36, rounded up to the next Restricted Stock Unit. The Restricted Stock Units that become vested pursuant to this paragraph 7 shall be converted into shares of Stock at such time as provided in paragraph 9 and Appendix A. For purposes of this Agreement, a “Change in Control” shall be as defined in the Plan, except that (i) a Change in Control shall only be deemed to have occurred if such Change in Control constitutes a change in control in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and its corresponding regulations and (ii) a Change in

Control shall not be deemed to occur if such results from Grantee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.
8.In the event of Grantee’s termination of employment or service within two years following the date of a Change in Control, but prior to the Vesting Date, either (i) involuntarily by the Employer other than for Cause, or (ii) by Grantee for Good Reason, the Total Number of Stock Units Awarded as of the date of Grantee’s termination of employment or service will become vested in accordance with the rules under Section 15(b) of the Plan. For purposes of this paragraph 8, a termination of Grantee’s employment or service by the Employer within two years following the date of a Change in Control on account of Disability or death shall be treated as a termination pursuant to clause (i) of this paragraph 8. The Restricted Stock Units that become vested pursuant to this paragraph 8 shall be converted into shares of Stock at such time as provided in paragraph 9 and Appendix A.
9.The payment that may become due hereunder following the vesting of the Restricted Stock Units shall be made only in shares of Stock, unless otherwise provided in this Agreement. Except as otherwise provided in paragraph 19, such shares will be issued to Grantee at such times as set forth in Appendix A.
10.Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 11 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 11 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.
11.The greatest assets of Unisys1 are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Grantee agrees that:
11.1 Except as illegal or unenforceable under applicable law, during employment and for twelve months after leaving Unisys, Grantee will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Grantee was assigned at any time during the eighteen months prior to leaving Unisys; or (c) perform services for any Unisys customer or prospective customer, of the type Grantee provided while employed by Unisys for any Unisys customer or prospective customer for which Grantee worked at any time during the eighteen months prior to leaving Unisys.
11.2 Grantee previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Grantee’s employment, and Grantee acknowledges his or her continuing obligations under that agreement. Grantee shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 11 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Grantee might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Grantee and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement. Grantee is hereby notified that, pursuant to Title 18 USC § 1833(b), he or she may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a
1 For purposes of this paragraph 11, the term “Unisys” shall include the Company and all of its subsidiaries.

suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Grantee is notified that he or she may disclose a trade secret to his or her attorney and use the trade secret information in a lawsuit alleging retaliation based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
11.3 Grantee agrees that Unisys shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, in the event of a breach of any of the covenants contained in this paragraph 11.
11.4 Grantee agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Grantee described in paragraph 11.1 to its successors and assigns without any further consent from Grantee.
11.5 The provisions contained in this paragraph 11 shall survive after Grantee’s termination of employment or service and may not be modified or amended except by a writing executed by Grantee and the Chairman of the Board of the Company.
12.In accepting the Award, Grantee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units even if restricted stock units have been granted in the past; (iii) all decisions with respect to future awards of restricted stock units, if any, will be at the sole discretion of the Committee or its designee; (iv) the grant of the Award and Grantee’s participation in the Plan shall not create a right to employment with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time; (v) Grantee’s participation in the Plan is voluntary; (vi) the Award and the shares of Stock acquired under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other subsidiary, and are outside the scope of Grantee’s employment or service contract, if any; (vii) the Award and the shares of Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation; (viii) the Award and the shares of Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension, retirement or welfare benefits or similar mandatory payments; (ix) unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of any subsidiary; (x) the future value of the underlying shares of Stock is unknown, indeterminable, and cannot be predicted with certainty; (xi) if Grantee accepts the Award and obtains shares of Stock, the value of those shares of Stock acquired upon vesting may increase or decrease in value; (xii) no claim or entitlement to compensation shall arise from forfeiture of the Award resulting from Grantee’s termination of employment or service (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any); (xiii) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xiv) if Grantee is employed or providing services outside the United States of America, neither the

Company, the Employer nor any other subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Grantee pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement; and (xv) in the event the Company is required to prepare an accounting restatement, the Award, the shares of Stock subject to the Award and proceeds from a sale of such shares may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, but provided such forfeiture or recoupment is permitted under applicable law.
13.Grantee acknowledges that neither the Company nor the Employer (or any other subsidiary) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other subsidiary) making any recommendations regarding Grantee’s participation in the Plan or Grantee’s acquisition or sale of the underlying shares of Stock. Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan.
14.Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the issuance of shares of Stock upon settlement of the Award, the subsequent sale of the shares of Stock acquired pursuant to such issuance and the receipt of any dividends or other distributions; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by means of one or a combination of the following: (1) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Stock acquired upon vesting or settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization without further consent); or (3) withholding in shares of Stock to be issued upon vesting or settlement of the Award. Notwithstanding the foregoing, if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold by means of mandatory withholding of shares in Stock to be issued upon settlement of the Award, unless either (i) the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences or (ii) the result of the vesting of the Award, in which case the Company shall use one of the other methods described above under (1) and (2) to satisfy the Company’s and/or Employer's withholding obligation.
The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including the maximum rate applicable in Grantee’s jurisdiction. If Tax-Related Items are withheld in excess of Grantee’s actual tax liability, Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If Grantee does not receive a refund of any over-withheld amount from the Company or the Employer, Grantee may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of

Stock, for tax purposes Grantee is deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, within ninety (90) days of any tax liability arising, Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan or Grantee’s receipt of shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or proceeds of the sale of shares of Stock in settlement of the vested Award if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
15.Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal data (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and the Company’s EU Data Protection Notice for Employees. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Company primarily relies on contractual grounds as the basis for the processing and transfer of the data, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Plan. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal data (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Plan and that Grantee’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.
16.If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.
17.Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in the English language so as to enable Grantee to understand the provisions of this Agreement and the Plan. If Grantee has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Grantee’s current and future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.This Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this Agreement, (i) if

Grantee is a “specified employee” within the meaning of Section 409A of the Code and the settlement event is the Grantee’s termination of employment or service, the delivery of such shares of Stock shall be made on the first business day of the seventh month following Grantee’s termination of employment or service, (ii) for purposes of paragraphs 6, 7 and 8, termination of employment or service shall be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code, and (iii) except as provided in subparagraph 19(i) hereof, delivery of the shares of Stock subject to Grantee’s Units will occur within sixty (60) days following the applicable distribution event under this Agreement, except as otherwise permitted under Section 409A of the Code in the case of Grantee’s death. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Grantee or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.
20.The Award shall be subject to any special terms and provisions as set forth in the Addendum for Grantee’s country, if any. Moreover, if Grantee relocates to another country during the life of the Award, the special terms and conditions for such country will apply to Grantee to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
21.This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to the conflict of laws provisions thereof, as provided in the Plan.
For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.
22.The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Award and/or on any shares of Stock acquired under the Plan, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Grantee to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.
23.Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon settlement of the Award prior to the completion of any registration or qualification of the shares of Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its sole discretion, deem necessary or advisable. Grantee understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any local, state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, Grantee agrees that the Committee or its designee shall have unilateral authority to amend the Plan and the

Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.
24.Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.
25.Depending on Grantee’s country, the broker’s country or the country in which shares of Stock are listed, Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, Grantee’s country, Fidelity’s country or any other stock plan service provider’s country, which may affect Grantee’s ability to directly or indirectly, for his or her self or a third party, accept, acquire, sell, attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Awards) or rights linked to the value of shares of Stock during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee placed before Grantee possessed inside information. Furthermore, Grantee could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and Grantee should consult with Grantee’s own personal legal and financial advisors on this matter before taking any action related to the Plan.
26.Grantee acknowledges that, depending on Grantee’s country, Grantee may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country within a certain time after receipt. Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should speak to his or her personal advisor on this matter.
27.To the extent applicable, all references to Grantee shall include Grantee’s beneficiary in the case of Grantee’s death during or after Grantee’s termination of employment or service.

UNISYS CORPORATION

        Peter A. Altabef
        Chair and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my [YEAR] Restricted Stock Unit Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan, and that I agree to be bound thereby and by the actions of the Compensation Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my [YEAR] Restricted Stock Unit Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

APPENDIX A

UNISYS CORPORATION

2019 Long-Term Incentive and Equity Compensation Plan
[YEAR] Restricted Stock Unit Agreement

Vesting Event	Settlement Schedule
Employed by, or providing service to, the Employer on the Vesting Date	The Total Number of Stock Units Awarded, settled within 60 days following the third anniversary of the Date of Grant
Termination of employment or service with the Employer prior to the Vesting Date other than as provided in paragraphs 5, 6, 7 or 8 of the Agreement	No Restricted Stock Units are payable to the Grantee
Termination of employment or service with the Employer prior to the Vesting Date or the date of a Change in Control, on account of death as provided in paragraph 5	Pro rata portion of the Total Number of Stock Units Awarded settled within 60 days following the date of death
Termination of employment or service with the Employer prior to the Vesting Date or the date of a Change in Control, on account of Disability as provided in paragraph 6	Pro rata portion of Total Number of Stock Units Awarded settled within 60 days following the earlier of (i) the third anniversary of the Date of Grant or (ii) Change in Control
Termination of employment or service with the Employer prior to the Vesting Date or the date of a Change in Control on account of either (i) involuntarily by the Employer, other than for Cause, or (ii) by Grantee for Good Reason as provided in paragraph 7	Pro rata portion of the Total Number of Stock Units Awarded as of the date of termination of employment or service, settled within 60 days following the earlier of (i) the third anniversary of the Date of Grant or (ii) Change in Control
Termination of employment or service with the Employer prior to the Vesting Date, but within two years following a Change in Control on account of either (i) involuntarily by the Employer, other than for Cause (including on account of Disability or death), or (ii) by Grantee for Good Reason as provided in paragraph 8	The Total Number of Stock Units Awarded settled within 60 days following termination of employment or service, subject to any delay required under Subparagraph 19(i) of the Agreement

APPENDIX B

UNISYS CORPORATION

The Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan
Restricted Stock Unit Agreement

Title 42 USC § 12102 – Definition of Disability:
(1) DISABILITY. The term “disability” means, with respect to an individual—
(A) a physical or mental impairment that substantially limits one or more major life activities of such individual;
(B) a record of such an impairment; or
(C) being regarded as having such an impairment (as described in paragraph (3)).

(2) MAJOR LIFE ACTIVITIES
(A) In general
For purposes of paragraph (1), major life activities include, but are not limited to, caring for oneself, performing manual tasks, seeing, hearing, eating, sleeping, walking, standing, lifting, bending, speaking, breathing, learning, reading, concentrating, thinking, communicating, and working.
(B) Major bodily functions
For purposes of paragraph (1), a major life activity also includes the operation of a major bodily function, including but not limited to, functions of the immune system, normal cell growth, digestive, bowel, bladder, neurological, brain, respiratory, circulatory, endocrine, and reproductive functions.

(3) REGARDED AS HAVING SUCH AN IMPAIRMENT: For purposes of paragraph (1)(C):
(A) An individual meets the requirement of “being regarded as having such an impairment” if the individual establishes that he or she has been subjected to an action prohibited under this chapter because of an actual or perceived physical or mental impairment whether or not the impairment limits or is perceived to limit a major life activity.
(B) Paragraph (1)(C) shall not apply to impairments that are transitory and minor. A transitory impairment is an impairment with an actual or expected duration of six (6) months or less.